Exhibit 99.1
STONE ENERGY CORPORATION AND BOIS D’ARC ENERGY, INC.
Announce Stockholders Vote to Approve Merger
LAFAYETTE, LA. August 27, 2008
     Stone Energy Corporation (“Stone”) (NYSE: SGY) and Bois d’Arc Energy, Inc. (“Bois d’Arc”) (NYSE: BDE) today reported that the Stone stockholders have voted to approve the issuance of additional shares of Stone common stock pursuant to the previously announced merger agreement pursuant to which Stone will acquire Bois d’Arc and that the Bois d’ Arc stockholders have voted to approve the merger agreement. Under the terms of the merger agreement, Bois d’Arc stockholders will receive $13.65 per share in cash and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock.
     Stone reported that 82.6% of its stockholders were represented at the special meeting called to consider approval of issuance of additional shares of Stone common stock pursuant to the merger agreement. Approximately 97.3% of the shares represented at the meeting voted in favor of the proposal. Bois d’Arc reported that 92.1% of its stockholders were represented at the special meeting called to consider approval of the merger agreement. Approximately 99.7% of the shares represented at the meeting voted in favor of the transaction.
     Stone and Bois d’Arc expect to close the merger on August 28, 2008, subject to customary closing conditions.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, drilling and other operating risks, tropical cyclones, including hurricanes, tropical storms and tropical depressions, and other risk factors as described in Stone’s Annual Report on Form 10-K and Current Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.